Exhibit 15.1

Deloitte & Touche S.p.A. Piazza San Vito, 37 31100 Treviso Italia Tel: +39 0422 5875 Fax: +39 0422 579471 www.deloitte.it

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No 333-14006 and 333-9546 on Form S-8 of our report dated April 29, 2005, relating to the financial statements and financial statement schedule of Luxottica Group S.p.A., appearing in this Annual Report on Form 20-F for the year ended December 31, 2004.

/s/ Deloitte & Touche

Treviso, Italy
June 27, 2005

Ancona Bari Bergamo Bologna Brescia Cagliari Firenze Genova Milano Napoli Padova Parma Roma Torino Treviso Verona Vicenza	Member of Deloitte Touche Tohmatsu

Sede Legale: Via Toronta, 25 - 20144 Milano
Capitale Sociale: sottoscritto e versato Euro 10.327.590,00 - deliberato Euro 10.850.000,00
Partita IVA/Codice Fiscale/Registro delle Imprese Milano n. 03049560166 - R.E.A. Milano n. 1720239